EXHIBIT 99.1

RIVERWOOD HOLDING, INC.

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO CREDIT AGREEMENT EBITDA

(In Thousands of dollars)

	Coated Board	Container- board	Corporate	Total
First Quarter 2002:
Income (Loss) from Operations	$44,138	$(8,276)	$(4,993)	$30,869
Add: Depreciation and amortization	26,694	3,107	2,302	32,103
Dividends from equity investments	—	—	612	612
Other non-cash charges (A)	(1,655)	120	811	(724)

Credit Agreement EDITDA (B)	$69,177	$(5,049)	$(1,268)	$62,860

Second Quarter 2002:
Income (Loss) from Operations	$50,957	$(4,888)	$(5,823)	$40,246
Add: Depreciation and amortization	26,670	2,997	2,918	32,585
Other non-cash charges (A)	3,880	640	1,165	5,685

Credit Agreement EDITDA (B)	$81,507	$(1,251)	$(1,740)	$78,516

Third Quarter 2002:
Income (Loss) from Operations	$51,927	$(4,836)	$(6,005)	$41,086
Add: Depreciation and amortization	28,136	3,241	1,518	32,895
Other non-cash charges (A)	964	263	910	2,137

Credit Agreement EDITDA (B)	$81,027	$(1,332)	$(3,577)	$76,118

Fourth Quarter 2002:
Income (Loss) from Operations	$39,086	$(5,989)	$(4,686)	$28,411
Add: Depreciation and amortization	30,644	3,362	2,251	36,257
Other non-cash charges (A)	4,659	133	766	5,558

Credit Agreement EDITDA (B)	$74,389	$(2,494)	$(1,669)	$70,226

Year Ended December 31, 2002:
Income (Loss) from Operations	$186,108	$(23,989)	$(21,507)	$140,612
Add: Depreciation and amortization	112,144	12,707	8,989	133,840
Dividends from equity investments	—	—	612	612
Other non-cash charges (A)	7,848	1,156	3,652	12,656

Credit Agreement EDITDA (B)	$306,100	$(10,126)	$(8,254)	$287,720

	Coated Board	Container- board	Corporate	Total
First Quarter 2001:
Income (Loss) from Operations	$25,578	$(3,476)	$(12,016)	$10,086
Add: Depreciation and amortization	33,700	3,968	3,600	41,268
Other non-cash charges (A)	3,995	102	2,733	6,830

Credit Agreement EBITDA (B)	$63,273	$594	$(5,683)	$58,184

Second Quarter 2001:
Income (Loss) from Operations	$42,355	$(2,817)	$(3,075)	$36,463
Add: Depreciation and amortization	27,578	3,408	35	31,021
Dividends from equity investments	—	—	710	710
Other non-cash charges (A)	613	101	1,457	2,171

Credit Agreement EBITDA (B)	$70,546	$692	$(873)	$70,365

Third Quarter 2001:
Income (Loss) from Operations	$47,792	$(4,275)	$(5,132)	$38,385
Add: Depreciation and amortization	27,183	3,026	1,751	31,960
Other non-cash charges (A)	496	102	1,200	1,798

Credit Agreement EBITDA (B)	$75,471	$(1,147)	$(2,181)	$72,143

Fourth Quarter 2001:
Income (Loss) from Operations	$32,233	$(4,612)	$(5,289)	$22,332
Add: Depreciation and amortization	27,292	3,385	2,217	32,894
Other non-cash charges (A)	7,366	102	619	8,087

Credit Agreement EBITDA (B)	$66,891	$(1,125)	$(2,453)	$63,313

Year Ended December 31, 2001:
Income (Loss) from Operations	$147,958	$(15,180)	$(25,512)	$107,266
Add: Depreciation and amortization	115,753	13,787	7,603	137,143
Dividends from equity investments	—	—	710	710
Other non-cash charges (A)	12,470	407	6,009	18,886

Credit Agreement EBITDA (B)	$276,181	$(986)	$(11,190)	$264,005

	Coated Board	Container- board	Corporate	Total
First Quarter 2000:
Income (Loss) from Operations	$30,102	$328	$(6,334)	$24,096
Add: Depreciation and amortization	30,832	4,862	1,806	37,500
Dividends from equity investments	—	—	590	590
Other non-cash charges (A)	768	92	990	1,850

Credit Agreement EBITDA (B)	$61,702	$5,282	$(2,948)	$64,036

Second Quarter 2000:
Income (Loss) from Operations	$47,237	$1,551	$(5,439)	$43,349
Add: Depreciation and amortization	32,124	3,614	1,889	37,627
Dividends from equity investments	—	—	1,512	1,512
Other non-cash charges (A)	713	118	1,606	2,437

Credit Agreement EBITDA (B)	$80,074	$5,283	$(432)	$84,925

Third Quarter 2000:
Income (Loss) from Operations	$42,680	$1,894	$(5,536)	$39,038
Add: Depreciation and amortization	32,041	3,979	1,898	37,918
Dividends from equity investments	—	—	696	696
Other non-cash charges (A)	1,897	117	910	2,924

Credit Agreement EBITDA (B)	$76,618	$5,990	$(2,032)	$80,576

Fourth Quarter 2000:
Income (Loss) from Operations	$36,615	$(787)	$71,243	$107,071
Add: Depreciation and amortization	28,896	4,797	(3,197)	30,496
Dividends from equity investments	—	—	2,285	2,285
Other non-cash charges (A)	2,134	(47)	(71,442)	(69,355)

Credit Agreement EBITDA (B)	$67,645	$3,963	$(1,111)	$70,497

Year Ended December 31, 2000:
Income (Loss) from Operations	$156,634	$2,986	$53,934	$213,554
Add: Depreciation and amortization	123,893	17,252	2,396	143,541
Dividends from equity investments	—	—	5,083	5,083
Other non-cash charges (A)	5,512	280	(67,936)	(62,144)

Credit Agreement EBITDA (B)	$286,039	$20,518	$(6,523)	$300,034

Notes:

(A)
Other non-cash charges include non-cash charges for pension, post-retirement and post-employment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B)
Credit Agreement EBITDA is calculated based on the definitions of EBITDA contained in the Company's Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. The Company believes that Credit Agreement EBITDA provides useful information regarding the Company's ability to service debt, but should not be considered in isolation or as a substitute for the Consolidated Statements of Operations or cash flow data. The Credit Agreement's definition of EBITDA may not be comparable to other companies' definitions of EBITDA.